Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE	Contact: Timothy A. Johnson
Vice President, Strategic
Planning and Investor Relations
614-278-6622

BIG LOTS REPORTS FIRST QUARTER RESULTS

COMPANY RAISES ANNUAL EARNINGS AND CASH FLOW GUIDANCE

Columbus, Ohio – May 31, 2007 – Big Lots, Inc. (NYSE: BIG) today reported first quarter fiscal 2007 income from continuing operations of $29.0 million, or $0.26 per diluted share, compared to income from continuing operations of $14.5 million, or $0.13 per diluted share, in the first quarter of fiscal 2006.  Including the impact of discontinued operations, first quarter fiscal 2007 net income totaled $28.8 million, or $0.26 per diluted share, compared to $13.7 million, or $0.12 per diluted share, in the prior year.  As discussed in the Company’s Form 10-K filed with the SEC on April 4, 2007, the Company’s results from continuing operations do not include the 130 stores closed in January 2006 that are classified as discontinued operations.

FIRST QUARTER HIGHLIGHTS

•	Record income from continuing operations of $0.26 per diluted share versus income from continuing operations of $0.13 per diluted share last year
•	Comparable store sales increase of 4.9%
•	Operating profit rate nearly doubles at 3.8% versus 2.0% last year
•	Record inventory turnover

First Quarter Results

Net sales for the first quarter ended May 5, 2007, increased 3.4% to $1,128.4 million, compared to $1,091.6 million for the same period in fiscal 2006.  Comparable store sales for stores open at least two years at the beginning of the fiscal year increased 4.9% for the quarter.

Operating profit for the first quarter of fiscal 2007 was $42.5 million, or 3.8% of sales, compared to last year’s operating profit of $21.3 million, or 2.0% of sales.  The operating profit dollar improvement to last year was the result of significant expense leverage along with the incremental gross margin dollars driven by the Company’s 4.9% comparable store sales increase.  Operating expenses as a percent of sales improved by 240 basis points due to store and distribution center efficiencies, lower insurance-related costs, the leveraging impact of a 4.9% comp, and certain timing differences or non-recurring items recognized during the quarter.  As expected, this expense leverage was partially offset by pressure in gross margin rate.  The gross margin rate for the quarter declined 60 basis points compared to last year due to certain lower margin deals and promotions as well as a slight shift in merchandise mix towards lower margin categories.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

For the first quarter of fiscal 2007, the Company recorded net interest income of $2.9 million, a $2.6 million improvement compared to last year, with the increase directly attributable to the cash generated by the business over the last 12 months.  The effective income tax rate for the first quarter of fiscal 2007 was 36.0% compared to 32.8% last year.

Inventory and Cash Management

Inventory ended the quarter at $798 million, down 1% compared to last year due to lower store count.  For the fifth consecutive quarter, the Company achieved record inventory turnover results driven by improving inventory management and timely flow of merchandise along with strength in comparable store sales.  The Company ended the first quarter of fiscal 2007 with no debt and total cash and investments of $210 million, an increase of $136 million over the prior year.

Share Repurchase Update

On March 9, 2007, the Company announced that the Board of Directors authorized the repurchase of up to $600.0 million of its common shares commencing upon authorization and continuing until exhausted (“2007 Repurchase Program”).  The purchases are expected to be made from time to time in the open market and/or in privately negotiated transactions at the Company’s discretion, subject to market conditions and other factors.  Common shares acquired through the repurchase program will be available to meet obligations under equity compensation plans and for general corporate purposes.

As part of the 2007 Repurchase Program, the Company received 2.8 million of its outstanding common shares representing the minimum number of shares purchased under a $100.0 million guaranteed share repurchase (“GSR”) transaction.  Upon receipt, the 2.8 million shares were removed from the basic and diluted weighted average common shares outstanding.  The GSR includes a forward contract indexed to the average price of our common stock that subjects the GSR to a future share settlement based on the average share price between the contractually specified price inception date of the GSR and the final settlement date.  The forward contract effectively places a collar around the minimum and maximum number of shares that will be purchased under the GSR.  There are no additional payments required to be made to the counterparty under the GSR.  The Company may receive up to 0.4 million additional shares of common stock from the counterparty in settlement of the GSR.  If the GSR had settled on May 5, 2007, the Company would have received approximately 0.3 million additional common shares from the counterparty based on the average price of its common stock since the contractually specified price inception date of the GSR.  We expect the GSR to settle in the fourth quarter of fiscal year 2007.

In addition to the GSR, the Company purchased 0.4 million of its outstanding common shares in open market transactions at a cost of $13.7 million during the first quarter of fiscal year 2007.  The remaining repurchase authorization under the 2007 Repurchase Program was approximately $486.3 million as of May 5, 2007.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

2007 OUTLOOK

•	Provides initial Q2 guidance for income from continuing operations of $0.07 to $0.10 per share versus income from continuing operations of $0.04 per share last year
•	Increases fiscal 2007 annual guidance for income from continuing operations to $1.25 to $1.30 per share versus income from continuing operations of $1.01 per share last year
•	Increases annual Cash Flow guidance to approximately $190 million

For the second quarter of fiscal 2007, the Company’s guidance calls for a 2% to 4% comparable store sales increase compared to a 5.2% comparable store sales increase recorded last year.  Based on this level of sales performance, the Company’s earnings are estimated to be in the range of $0.07 to $0.10 per diluted share, compared to income from continuing operations for the second quarter of fiscal 2006 of $0.04 per diluted share.

Given the strength of the first quarter operating results and current expense trends in the business, the Company raised its fiscal 2007 guidance for earnings and cash flow.  The Company now anticipates fiscal 2007 income from continuing operations of $1.25 to $1.30 per diluted share, an increase of 24% to 29% compared to income from continuing operations of $1.01 per diluted share for fiscal 2006.  This EPS guidance is based on an expected increase in comparable store sales in the range of 3% to 4% along with a decline in the operating expense rate of sales of approximately 90 to 110 basis points compared to fiscal 2006 levels.  The Company estimates that a comparable store sales increase of less than 1% is needed to leverage the expense structure of the business.  The gross margin rate for fiscal 2007 is expected to be essentially flat to fiscal 2006.  From a cash flow perspective, the Company now expects cash flow of approximately $190 million.

Conference Call/Webcast

The Company will host a conference call today at 8:00 a.m. Eastern Time to discuss the Company's financial results for the first quarter of fiscal 2007.  The Company invites you to listen to the webcast of the conference call through the Investors section of our website (www.biglots.com).

If you are unable to join the live webcast, an archive of the call will be available at http://www.biglots.com in the Investor Relations section of our website two hours after the call ends and will remain available through midnight on Thursday, June 14. A replay of the call will be available beginning May 31 at 12:00 noon (Eastern Time) through June 14 at midnight by dialing: 1.866.452.0550 (United States and Canada) or 1.206.428.2805 (International or metro-Seattle). The PIN number is 5404.

Big Lots is the nation’s largest broadline closeout retailer.  As of the end of the first quarter of fiscal 2007 (May 5, 2007) the Company operated 1,376 BIG LOTS stores in 47 states. Wholesale operations are conducted through BIG LOTSWHOLESALE, CONSOLIDATED INTERNATIONAL, WISCONSIN TOY and with online sales at www.biglotswholesale.com. The Company’s website is located at www.biglots.com.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the Act. The words “anticipate,” “estimate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and similar expressions generally identify forward-looking statements. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Although we believe the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of our knowledge, forward-looking statements, by their nature, involve risks, uncertainties and other factors, any one or a combination of which could materially affect our business, financial condition, results of operations or liquidity.

Forward-looking statements that we make herein and in other reports and releases are not guarantees of future performance and actual results may differ materially from those discussed in such forward-looking statements as a result of various factors, including, but not limited to, the cost of goods, our inability to successfully execute strategic initiatives, competitive pressures, economic pressures on our customers and us, the availability of brand name closeout merchandise, trade restrictions, freight costs, the risks discussed in the Risk Factors section of our most recent Annual Report on Form 10-K, and other factors discussed from time to time in our other filings with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This release should be read in conjunction with such filings, and you should consider all of these risks, uncertainties and other factors carefully in evaluating forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	MAY 5 2007	APRIL 29 2006
	(Unaudited)	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$210,122	$74,541
Inventories	797,500	805,604
Deferred income taxes	63,648	76,824
Other current assets	54,771	62,971
Total current assets	1,126,041	1,019,940

Property and equipment - net	494,536	563,661

Deferred income taxes	51,260	23,813
Other assets	22,044	29,218

	$1,693,881	$1,636,632

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$222,306	$184,768
Property, payroll and other taxes	71,579	108,221
Accrued operating expenses	72,500	58,084
Insurance reserves	43,856	47,212
KB bankruptcy lease obligation	11,730	27,163
Accrued salaries and wages	26,612	22,248
Income taxes payable	7,867	11,254
Total current liabilities	456,450	458,950

Deferred rent	36,625	40,809
Insurance reserves	43,988	44,436
Unrecognized tax benefits	30,039	0
Other liabilities	35,060	19,815

Shareholders' equity	1,091,719	1,072,622
	$1,693,881	$1,636,632

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 WEEKS ENDED		13 WEEKS ENDED
	May 5		April 29
	2007	%	2006	%
	(Unaudited)		(Unaudited)

Net sales	$1,128,399	100.0	$1,091,622	100.0

Gross margin	446,913	39.6	438,322	40.2

Selling and administrative expenses (Note 1)	382,686	33.9	392,389	35.9

Depreciation expense	21,764	1.9	24,653	2.3

Operating profit	42,463	3.8	21,280	2.0

Interest expense	(92)	(0.0)	(90)	(0.0)

Interest and investment income	3,010	0.3	394	0.0

Income from continuing operations before income taxes	45,381	4.0	21,584	2.0

Income tax expense	16,357	1.4	7,080	0.7

Income from continuing operations	29,024	2.6	14,504	1.3

Loss from discontinued operations, net of tax benefit of $166 and $506, respectively	(260)	(0.0)	(791)	0.0

Net income	$28,764	2.5	$13,713	1.3

Income (loss) per common share - basic
Continuing operations	$0.26		$0.13
Discontinued operations	0.00		(0.01)
Net income	$0.26		$0.12

Income (loss) per common share - diluted
Continuing operations	$0.26		$0.13
Discontinued operations	0.00		(0.01)
Net income	$0.26		$0.12

Weighted average common shares outstanding
Basic	109,919		113,014
Dilutive effect of share-based awards	1,765		1,494
Diluted	111,684		114,508

Note 1:  Includes approximately $3.9 million of insurance proceeds received in the first quarter of fiscalyear 2007 as recovery for damages related to fiscal year 2005 hurricanes.

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	13 WEEKS ENDED	13 WEEKS ENDED
	May 5, 2007	April 29, 2006
	(Unaudited)	(Unaudited)

Net cash (used in) provided by operating activities	$(673)	$109,934

Net cash used in investing activities	(7,892)	(5,916)

Net cash used in financing activities	(62,970)	(31,187)

Increase (decrease) in cash and cash equivalents	(71,535)	72,831
Cash and cash equivalents:
Beginning of period	281,657	1,710

End of period	$210,122	$74,541